Exhibit 5.2 and 8

November 17, 2011

MDU Resources Group, Inc.
1200 West Century Avenue, P.O. Box 5650
Bismarck, North Dakota  58506-5650

Ladies and Gentlemen:

We are acting as counsel for MDU Resources Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Company's registration statement on Form S-3 (the "Registration Statement") for the registration of 2,253,721 shares of the Company's common stock, par value $1.00 per share (the "Stock") for offer and sale pursuant to the Company's Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan").

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Restated Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Company, as in effect on the date hereof, (iii) resolutions of the Board of Directors of the Company relating to the Plan, the Registration Statement and the issuance and sale of the Stock and (iv) such other instruments, certificates, records and documents, and such matters of law, as we have considered necessary or appropriate for the purposes hereof.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.  As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid Registration Statement, resolutions, instruments, certificates, records and documents.  We have also assumed the regularity of all corporate procedures.

Based upon and subject to the foregoing, and subject to the further limitations and qualifications expressed below, we are of the opinion that:

1.	When the shares of Stock that are not then outstanding shall have been issued, sold and delivered in accordance with the terms and provisions of the Plan and for

MDU Resources Group, Inc.
November 17, 2011

the consideration contemplated thereby, such shares of Stock will be validly issued, fully paid and non-assessable.

2.
The statements in the Registration Statement under the heading "Material U.S. Federal Income Tax Consequences," to the extent that they purport to summarize material federal income tax consequences to participants in the Plan, fairly summarize such consequences in all material respects.

For the purposes of the opinion expressed in paragraph 1 above, we have assumed that (i) the Company has or will have obtained such regulatory consents and approvals from the Federal Energy Regulatory Commission, the Montana Public Service Commission, the Public Service Commission of Wyoming and any other regulatory authority having jurisdiction in the premises as may be necessary to authorize the issuance and sale of the Stock pursuant to the Plan and (ii) such Stock will be issued, sold and delivered in compliance with the authority contained in such regulatory consents and approvals.

Our opinions expressed above are limited to the General Corporation Law of the State of Delaware and the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm contained therein under the heading "Legal Opinions" in said Registration Statement and any amendments thereto and in the prospectus constituting a part thereof.  In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dewey & LeBoeuf LLP